For Immediate Release

       eAutoclaims Announces The Closing of $1.6 Million in New Financing

May 5, 2004. Oldsmar, Florida, eAutoclaims announced today the closing of approximately $1.6 million in new financing. Of the $1.6 million, $1.35 million was a sale of equity to multiple investors at $0.28 per share and $250,000 was an 8% convertible debenture from one of the Company's Directors. Both the equity and convertible debentures include warrant coverage. The early funding was received in a two-phased closing with the first phase closing on April 23, 2004 and the second phase closing on April 30, 2004.

The Company expects to use the additional funding for working capital and to meet certain existing financial obligations. Recently, the Company announced a Co-Marketing Agreement with ADP Claims Services Group, which included stipulations of a 45-day cancellation right ending April 23, 2004. The completion of this capital raise satisfies the cancellation clause within the Agreement.

Eric Seidel, President/CEO commented, "The completion of this capital raise will provide the Company with working capital to meet our current needs and to expand with our new ADP Co-Marketing Agreement." Seidel continued, "Based on the strong market demand we experienced during this capital raise we will keep the raise open until it's fully subscribed at $2.1 million in equity or until the Company deems appropriate to close."

About eAutoclaims:
eAutoclaims (OTC Bulletin Board: EACC) is a business services company that provides the insurance industry with claims management services through both ASP and integrated outsourcing solutions. The Company's clients are insurance companies, fleet management companies and insurance services companies. eAutoclaims' solutions streamline the claims handling process, decreasing the overall time and cost required to process a collision claim and reducing average paid losses for its clients. The Company handles repair estimates, repair audits and claims systems administration services for automobile claims that are processed and tracked via the eAutoclaims Web-based platform and network of service providers.

For More Information:
Jeff Dickson, Chairman
813-749-1020, Ext. - 202
investor-relations@eautoclaims.com


This announcement contains "forward-looking statements." Words such as anticipate, believe, estimate, satisfies, expect and other similar expressions as they relate to the Company and its management are intended to identify such forward-looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. Factors that could affect the occurrence of events or results discussed herein are included with those mentioned in the Company's filings with the Securities and Exchange Commission.